Exhibit 10.1

Compensation of Nonemployee Directors

The form and amount of compensation paid to Bank of America’s nonemployee directors is reviewed from time to time by the Compensation Committee of Bank of America’s Board of Directors. On December 13, 2005, upon the recommendation of the Compensation Committee, Bank of America’s Board of Directors approved the following compensation package for nonemployee directors to take effect as of the Spring 2006 Annual Meeting of Stockholders:

•	Annual cash award in the amount of $80,000
•	Annual restricted stock award in the amount of $160,000
•	Committee chairperson annual retainer in the amount of $30,000 for the Audit Committee and $20,000 for each of the Asset Quality, Compensation, Corporate Governance and Executive Committees

Effective as of the Spring 2006 Annual Meeting of Stockholders, Bank of America will cease providing meeting fees to nonemployee directors. The annual restricted stock award will continue to be provided under the Bank of America Corporation Directors’ Stock Plan and will continue to be subject to a one-year vesting requirement. Nonemployee directors will also continue to be eligible to defer their compensation under the Bank of America Corporation Director Deferral Plan.